Exhibit 10.16
ASPEN INSURANCE HOLDINGS LIMITED
2003 SHARE INCENTIVE PLAN
AMENDMENT TO THE
RESTRICTED SHARE UNIT AWARD AGREEMENT
THIS AMENDMENT (the “Amendment”) to the Restricted Share Unit Award Agreement (the “Agreement”), is made effective as of the 27th day of October, 2009, between Aspen Insurance Holdings Limited, a Bermuda corporation (the “Company”), and Richard Houghton (the “Participant”).
RECITALS:
WHEREAS, the Company has adopted the Aspen Insurance Holdings Limited 2003 Share Incentive Plan, as amended from time to time (the “Plan”), which Plan is incorporated herein by reference and made a part of this Amendment. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan or the Agreement; and
WHEREAS, the Committee has determined to amend the Agreement to provide for earlier vesting of certain of the Participant’s Restricted Share Units.
NOW THEREFORE, the Agreement is amended as follows:
1.	The tranche of Restricted Share Units that was scheduled to vest on May 1, 2010 (the “Original Vesting Date”) pursuant to Section 4(a) of the Agreement (the “2010 Tranche”) shall vest in full on March 31, 2010 (the “New Vesting Date”).

2.	If the Participant’s Employment with the Company or one of its Affiliates is terminated prior to the Original Vesting Date (i) by the Company or an Affiliate for Cause or (ii) by the Participant other than with Good Reason or due to the Participant’s death or Disability, and if payment for the value of the 2010 Tranche is made to the Participant pursuant to Section 6 of the Agreement prior the date of such termination of Employment, the Participant shall pay to the Company an amount in cash equal to the sum of (x) the Fair Market Value of the Restricted Stock Units of the 2010 Tranche determined as of the New Vesting Date and (y) the Fair Market Value of any Dividend Equivalents paid with respect to the 2010 Tranche determined as of the New Vesting Date, with such amount payable within five (5) business days following the date of such termination of Employment.

3.	If the Participant’s Employment with the Company or one of its Affiliates is terminated prior to the Original Vesting Date (i) by the Company or an Affiliate for Cause or (ii) by the Participant other than with Good Reason or due to the Participant’s death or Disability, and if payment for the value of the 2010 Tranche has not yet been made to the Participant pursuant to Section 6 of the Agreement before the date of such termination of Employment, the Participant shall forfeit the 2010 Tranche for no consideration.
Except as expressly amended herein, the provisions of the Agreement shall remain in full force and effect.
This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment.

ASPEN INSURANCE HOLDINGS LIMITED
/s/ Chris Woodman
Name:	Chris Woodman
Title:	Group Head of Human Resources

AGREED AND ACKNOWLEDGED AS
OF THE DATE FIRST ABOVE WRITTEN:

/s/ Richard Houghton
Name:	Richard Houghton
Title:	Chief Financial Officer